Exhibit 99.1

News Release

Federal Home Loan Bank of San Francisco Announces Third Quarter Operating Results

San Francisco, October 29, 2009 - The Federal Home Loan Bank of San Francisco today announced its operating results for the third quarter of 2009. These results have been prepared from unaudited financial information. For the third quarter of 2009, the Bank had a net loss of $85 million, compared with net income of $101 million for the third quarter of 2008. The loss in the third quarter of 2009 was primarily due to credit-related other-than-temporary impairment (OTTI) losses on certain private-label residential mortgage-backed securities (MBS) in the Bank's held-to-maturity securities portfolio and to net losses associated with derivatives, hedged items, and financial instruments carried at fair value.

Net interest income for the third quarter of 2009 was $458 million, compared with net interest income of $393 million for the third quarter of 2008. Most of the increase in net interest income was related to economically hedged assets and liabilities. Net interest income on economically hedged assets and liabilities is generally offset by net interest expense on derivative instruments used in economic hedges, which is reflected in other income. Net interest income for the third quarter of 2009 also reflected lower earnings on the Bank's invested capital, which declined relative to the same period in 2008 because of the lower interest rate environment in the third quarter of 2009.

Other income for the third quarter of 2009 was a net loss of $543 million, compared to a net loss of $225 million for the third quarter of 2008. The losses in other income for the third quarter of 2009 reflected a credit-related OTTI charge of $316 million on certain private-label residential MBS; a net loss of $94 million associated with derivatives, hedged items, and financial instruments carried at fair value; and net interest expense of $134 million on derivative instruments used in economic hedges, which was generally offset by net interest income on the economically hedged assets and liabilities.

The credit-related OTTI charge of $316 million resulted from an increase in projected losses on the loan collateral underlying the Bank's private-label residential MBS. Each quarter, the Bank updates its OTTI analysis to reflect current and anticipated housing market conditions and updated information on the loans supporting the Bank's private-label residential MBS and revises the assumptions in its collateral loss projection models based on more recent information. The increase in projected collateral loss rates in the Bank's OTTI analysis for the third quarter of 2009 was caused by increases in projected loan defaults and in the projected severity of losses on defaulted loans. Several factors contributed to these increases, including lower forecasted housing prices, greater-than-expected deterioration in the credit quality of the loan collateral, and changes to the Bank's collateral loss projection model assumptions that resulted in slower projected prepayment speeds-leading to a higher level of projected loan defaults-and in higher projected losses on defaulted loans.

The non-credit-related component of the OTTI on the affected securities in the third quarter of 2009 was $1.1 billion, which was recognized in other comprehensive income. The non-credit-related impairment was primarily related to securities that were identified as other-than-temporarily impaired for the first time in the third quarter of 2009 as a result of the updated OTTI analysis. The continued severe lack of liquidity in the private-label residential MBS market adversely affected the valuation of these private-label residential MBS, contributing to the large non-credit-related OTTI charge recorded in accumulated other comprehensive income. The amount of the non-credit-related impairment for each security will be accreted prospectively, based on the amount and timing of future estimated cash flows, over the remaining life of the security as an increase in the carrying value of the security, with no effect on earnings unless the security is subsequently sold or there are additional decreases in the cash flows expected to be collected.

The $94 million net loss associated with derivatives, hedged items, and financial instruments carried at fair value for the third quarter of 2009 decreased relative to the $179 million net loss for the third quarter of 2008. This decrease was primarily driven by changes in overall interest rate spreads and an increase in swaption volatilities. Net gains and losses on these financial instruments are primarily a matter of timing and will generally reverse through changes in future valuations and settlements of contractual interest cash flows over the remaining contractual terms to maturity, or by the exercised call or put dates. As of June 30, 2009, the Bank had a cumulative net gain of $232 million associated with derivatives, hedged items, and financial instruments carried at fair value. Most of the losses in the third quarter of 2009 reflected reversals of prior-period net gains.

To preserve the Bank's capital, the Bank will not pay a dividend for the third quarter of 2009 and will not repurchase excess capital stock during the fourth quarter of 2009.

As of September 30, 2009, the Bank was in compliance with all of its regulatory capital requirements. The Bank's total regulatory capital-to-assets ratio was 6.85%, exceeding the 4.00% requirement, and its risk-based capital was $14.5 billion, exceeding its $7.3 billion requirement.

During the first nine months of 2009, total assets decreased $110 billion, or 34%, to $211.2 billion from $321.2 billion at December 31, 2008. Advances decreased $80.7 billion, or 34%, to $155.0 billion at September 30, 2009, from $235.7 billion at December 31, 2008. Members decreased their use of Bank advances during the first nine months of 2009 for a variety of reasons, including increases in core deposits, reduced lending activity, the use of Troubled Asset Relief Program funds, active Temporary Liquidity Guarantee Program issuances, access to the Federal Reserve Bank discount window, and reductions in the borrowing capacity of collateral pledged to the Bank.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Sept. 30, 2009	Dec. 31, 2008	Percent Change
Total Assets	$211,212	$321,244	(34)%
Advances	154,962	235,664	(34)
Held-to-Maturity Securities	38,825	51,205	(24)
Federal Funds Sold	7,086	9,431	(25)
Consolidated Obligations:
Bonds	154,869	213,114	(27)
Discount Notes	43,901	91,819	(52)
Mandatorily Redeemable Capital Stock	3,159	3,747	(16)
Capital Stock - Class B - Putable	10,244	9,616	7
Retained Earnings	1,065	176	505
Accumulated Other Comprehensive Loss	(3,601)	(7)	-
Total Capital	7,708	9,785	(21)

	Three Months Ended			Nine Months Ended
Operating Results	Sept. 30, 2009	Sept. 30, 2008	Percent Change	Sept. 30, 2009	Sept. 30, 2008	Percent Change
Net Interest Income	$458	$393	17%	$1,376	$963	43%
Provision for Credit Losses
on Mortgage Loans	-	-	-	1	-	-
Other Income/(Loss)	(543)	(225)	141	(818)	(115)	611
Other Expense	31	29	7	93	78	19
Assessments	(31)	38	(182)	123	206	(40)
Net Income/(Loss)	$(85)	$101	(184)%	$341	$564	(40)%

Other Data
Net Interest Margin[1]	0.81%	0.48%	69%	0.72%	0.40%	80%
Operating Expenses as a
Percent of Average Assets	0.05	0.03	67	0.04	0.03	33
Return on Assets	(0.15)	0.12	(225)	0.17	0.23	(26)
Return on Equity	(3.84)	2.96	(230)	4.77	5.44	(12)
Annualized Dividend Rate[2]	-	3.85	-	0.28	5.24	(95)
Dividend Payout Ratio[2,3]	-	125.29	-	6.30	93.23	(93)
Capital to Assets Ratio[4]	6.85	4.33	58	6.85	4.33	58
Duration Gap (in months)[5]	4	2	100	4	2	100

1     Net interest margin is net interest income (annualized) divided by average interest-earning assets.
2     On July 30, 2009, the Bank's Board of Directors declared a cash dividend for the second quarter of 2009 at an annualized dividend rate of 0.84%. The Bank recorded and paid the second quarter dividend during the third quarter of 2009.
3     This ratio is calculated as dividends per share divided by net income per share.
4     This ratio is based on regulatory capital, which includes mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income.
5     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Five Quarter Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Sept. 30, 2009	June 30, 2009	Mar. 31, 2009	Dec. 31, 2008	Sept. 30, 2008
Total Assets	$211,212	$238,924	$270,287	$321,244	$341,429
Advances	154,962	174,732	203,904	235,664	263,045
Held-to-Maturity Securities	38,825	42,241	47,183	51,205	53,830
Federal Funds Sold	7,086	16,658	12,384	9,431	16,360
Consolidated Obligations:
Bonds	154,869	176,200	189,382	213,114	235,290
Discount Notes	43,901	49,009	66,239	91,819	87,455
Mandatorily Redeemable
Capital Stock	3,159	3,165	3,145	3,747	3,898
Capital Stock - Class B -
Putable	10,244	10,253	10,238	9,616	10,614
Retained Earnings	1,065	1,172	869	176	280
Accumulated Other
Comprehensive Loss	(3,601)	(2,717)	(1,615)	(7)	(2)
Total Capital	7,708	8,708	9,492	9,785	10,892

Quarterly Operating Results
Net Interest Income	$458	$484	$434	$468	$393
Provision for Credit Losses
on Mortgage Loans	-	1	-	-	-
Other Income/(Loss)	(543)	(39)	(236)	(575)	(225)
Other Expense	31	31	31	34	29
Assessments	(31)	110	44	(38)	38
Net Income/(Loss)	$(85)	$303	$123	$(103)	$101

Other Data
Net Interest Margin[1]	0.81%	0.77%	0.60%	0.58%	0.48%
Operating Expenses as a
Percent of Average Assets	0.05	0.04	0.03	0.04	0.03
Return on Assets	(0.15)	0.47	0.17	(0.13)	0.12
Return on Equity	(3.84)	12.49	4.95	(3.99)	2.96
Annualized Dividend Rate[2]	-	0.84	-	-	3.85
Dividend Payout Ratio[2,3]	-	7.08	-	-	125.29
Capital to Assets Ratio[4]	6.85	6.11	5.27	4.21	4.33
Duration Gap (in months)[5]	4	2	4	3	2

1     Net interest margin is net interest income (annualized) divided by average interest-earning assets.
2     On July 30, 2009, the Bank's Board of Directors declared a cash dividend for the second quarter of 2009 at an annualized dividend rate of 0.84%. The Bank recorded and paid the second quarter dividend during the third quarter of 2009.
3     This ratio is calculated as dividends per share divided by net income per share.
4     This ratio is based on regulatory capital, which includes mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income.
5     Duration gap is the difference between the estimated durations (market value sensitivity) of assets and liabilities (including the impact of interest rate exchange agreements) and reflects the extent to which estimated maturity and repricing cash flows for assets and liabilities are matched.

Federal Home Loan Bank of San Francisco

The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Arizona, California, and Nevada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank's dividend rates and other-than-temporary impairment charges. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "will" and "expected" or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com